Exhibit 10.3

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO 43659

JOSEPH C, HIGH

SENIOR VICE PRESIDENT

HUMAN RESOURCES

419 248 6007 phone

419 825 1007 fax

joseph.high@owenscorning.com

419 248 6352

August 15, 2007

Mr. Duncan Palmer

2304-B Albans Road

Houston. TX 77005

Dear Duncan:

After our many conversations, meetings and interviews, we are pleased to confirm our final offer to you for the position of Senior Vice President and Chief Financial Officer for Owens Corning. The key components of our offer are described below and are consistent with your conversation yesterday with Mike Thaman.

BASE SALARY

Your base salary will be $41,666 per month, which equates to $500,000 per year, and is subject to annual review.

ANNUAL INCENTIVE

You will participate in the Owens Corning (OC) Corporate Incentive Plan. Annual cash awards under this Plan are based on the Company’s success in meeting specific annual goals as approved by the Compensation Committee, and on your contribution toward meeting these goals.

Your participation in this Plan will be set at 65% of your base salary at Target Company Performance or “Funding” (i.e., $325,000), and will be 130% of base salary at Maximum Funding (i.e., $650,000). Your funded award can be increased or decreased based on your personal performance, with the maximum award being limited to 200% of the funded award.

Your participation in this Plan for 2007 will be prorated based upon the number of months you are employed by the Company in 2007.

LONG TERM INCENTIVE

You will also participate in OC’s Long Term Incentive (LTI) Program. The LTI Program uses overlapping 3-Year Performance Cycles, and awards under the Program are based on the Company’s success in meeting specific goals approved by our Compensation Committee of the Board of Directors for the performance period.

Your target participation level in the LTI Program will be 210% of base salary. The Program’s 2007-2009 performance cycle consists of discretionary grants of Restricted Stock and Performance Share Units. Your 2007 grant under this performance cycle will consist of:-

•	10,482 Restricted Shares of OC Stock, which will cliff-vest on 12/31/2009; and

•	20,346 Performance Share Units, with performance goals set by the Compensation Committee.

OWENS CORNING

Mr. Duncan Palmer	Page 2	August 15, 2007

EQUITY

We recognize that to accept our offer you must resign your employment at Shell and forfeit a significant amount of unvested equity and incentive awards. In view of this and certain other benefits offered by Shell and not OC, we are pleased to offer you a one-time equity grant valued at $1,750,000.

This grant will consist of 37,051 Restricted Shares with 3-year cliff vesting (valued at $1,000,000), and 69,470 Stock Options with 3-year cliff vesting and a strike price of $26.99 (valued at $750,000 using yesterday’s closing price).

SEVERANCE

You are eligible to receive the Company’s standard Executive Officer Severance Agreement that affords you with two (2) years of base pay, two (2) years of annual bonus, and one (1) year of health care coverage, in the case of your involuntary termination from the Company.

BENEFITS

You are eligible to participate in our employee benefit programs, which include:

•	Comprehensive health care, life and disability plans;

•	401 (k) Plan where OC matches your contributions dollar-for-dollar up to the first 5% of base and annual incentive earnings;

•	Cash Balance Pension Plan where OC annually contributes an amount equal to 4% of your credited earnings into a notional account that earns interest;

•	“Top Hat” Pension Plan which continues the Cash Balance Pension Plan after the regulatory cap is reached;

•	Officer Deferred Compensation Program;

•	Relocation Plan, which will remain available to you for up to one year following your hire; and

•	25 days of paid vacation per year.

ADDITIONAL BENEFITS

In accordance with the Company’s policies for similarly situated Officers, you will also be eligible for $10,000,000 in Personal Excess Liability Insurance, and $4,000 in annual financial planning/tax preparation assistance.

We would also like to confirm your successful completion of the Company security clearance, background review, physical examination and drug screen. Duncan, we believe this offer positions you competitively relative to experienced Chief Financial Officer’s in our Comparator group.

Please confirm your acceptance of our offer by signing below.

Sincerely,

Joseph C. High

Senior Vice President

Human Resources

cc:	Mr. Dave Brown, Owens Corning
Mr. Mike Thaman, Owens Corning
Mr. Jeff Wilke, Owens Corning

Agreed to and accepted;

/s/ Duncan Palmer	August 19th 2007
Duncan Palmer	Date

OWENS CORNING